Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into by and between Synageva BioPharma Corp. (the “Company”), a Delaware corporation with its principal place of business at 128 Spring Street, Suite 520, Lexington, Massachusetts, and Carsten Boess of Massachusetts (the “Executive”), effective as of the Effective Time as defined in the Agreement and Plan of Merger and Reorganization dated as of June 13, 2011 by and among the Company and the other parties thereto (the “Effective Date”).

WHEREAS, the operations of the Company and its Affiliates (as defined below) are a complex matter requiring direction and leadership in a variety of arenas, including financial, strategic planning, regulatory, community relations and others;

WHEREAS, the Executive has previously served the Company as its Senior Vice President and Chief Financial Officer and possesses certain experience and expertise that qualify him to provide the direction and leadership required by the Company and its Affiliates; and

WHEREAS, the Company therefore wishes to continue to employ the Executive as its Senior Vice President and Chief Financial Officer on the terms and conditions set forth in this Agreement, and the Executive wishes to accept such employment;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree:

1. Employment. Subject to the terms and conditions set forth in this Agreement, the Company hereby offers, and the Executive hereby accepts, employment.

2. Term. Subject to earlier termination as hereinafter provided, the Executive’s employment shall commence on the Effective Date, and shall continue until terminated pursuant to Section 5 hereof (the “Term”).

3. Capacity and Performance.

a)	During the Term, the Executive shall serve the Company as its Senior Vice President and Chief Financial Officer, and shall report to the President and Chief Executive Officer (the “CEO”). In addition, the Executive may be asked from time to time to serve as a director or officer of one or more of the Company’s Affiliates, without further compensation.

b)

During the Term, the Executive shall devote his full business time and his best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and its Affiliates and to the discharge of his duties and responsibilities hereunder. The Executive shall not engage in any other business activity or serve in any industry, trade, professional, governmental or academic position during the term of this Agreement, except such activities as shall not interfere with the performance of his duties to the Company. Notwithstanding the foregoing, the Executive shall be entitled to attend to personal and family affairs and investments, be involved in not for profit, charitable and professional activities and serve on up to two for profit boards, provided that the foregoing does not, individually or in the aggregate, materially interfere with Executive’s responsibilities under this Agreement.

4. Compensation and Benefits. As compensation for all services performed by the Executive during the Term and subject to the Executive’s performance of his duties and obligations to the Company and its Affiliates, pursuant to this Agreement or otherwise, the Company shall provide the Executive with the following compensation and benefits:

a)	Base Salary. During the Term, the Company shall pay the Executive at the rate of Three Hundred Ten Thousand Dollars ($310,000) per annum, payable in accordance with the payroll practices of the Company for its executives and subject to increase from time to time by the Board, in its sole discretion (such base salary, as from time to time increased, the “Base Salary”).

b)	Incentive and Bonus Compensation. During the Employment Period, the Executive shall be paid an annual cash bonus (“Annual Bonus”) with a target level of 35% of Annual Base Salary (the “Target Bonus”). Any such bonus shall be subject in all respects to the terms and conditions of the Synageva BioPharma Corp. Annual Cash Bonus Plan.

c)	Vacations. During the Term, the Executive shall be entitled to earn vacation at the rate of three (3) weeks per year, to be taken at such times and intervals as shall be determined by the Executive, subject to the reasonable business needs of the Company. Vacation shall otherwise be governed by the policies of the Company, as in effect from time to time.

d)

Other Benefits. During the term hereof, the Executive shall be entitled to participate in any and all Employee Benefit Plans from time to time in effect for employees of the Company generally, except to the extent any such Employee Benefit Plan is in a category of benefit otherwise provided to the Executive (e.g., a severance pay plan). Such participation shall be subject to the terms of the applicable plan documents and generally applicable Company policies. The Company may alter, modify, add to or delete its Employee Benefit Plans at any time as it, in its sole judgment, determines to be appropriate, without recourse by the Executive. For purposes of this Agreement, “Employee Benefit Plan” shall have the meaning ascribed to such term in Section 3(3) of ERISA, as amended from time to time.

e)	Business Expenses. The Company shall pay or reimburse the Executive for all reasonable and customary business expenses incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to any maximum annual limit and other restrictions on such expenses set by the Board and to such reasonable substantiation and documentation as may be specified by the Company from time to time.

5. Termination of Employment and Severance Benefits. The Executive’s employment hereunder shall terminate under the following circumstances:

a)	Death. In the event of the Executive’s death, the Executive’s employment hereunder shall immediately and automatically terminate.

b)	Disability.

i.	The Company may terminate the Executive’s employment hereunder, upon notice to the Executive, in the event that the Executive becomes disabled during his employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his duties and responsibilities hereunder, notwithstanding the provision of any reasonable accommodation, for ninety (90) days during any period of three hundred and sixty-five (365) consecutive calendar days.

ii.	The Board may designate another employee to act in the Executive’s place during any period of the Executive’s disability. Notwithstanding any such designation, the Executive shall continue to receive the Base Salary in accordance with Section 4(a) and benefits in accordance with Section 4(d), to the extent permitted by the then-current terms of the applicable benefit plans, until the Executive becomes eligible for disability income benefits under the Company’s disability income plan or until the termination of his employment, whichever shall first occur.

iii.	While receiving disability income payments under any disability income plan of the Company, the Executive shall not be entitled to receive any Base Salary under Section 4(a) hereof, but shall continue to participate in Company benefit plans in accordance with Section 4(d) and the terms of such plans, until the termination of his employment.

iv.	If any question shall arise as to whether during any period the Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of his duties and responsibilities hereunder, the Executive may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to whom the Executive or his duly appointed guardian, if any, has no reasonable objection to determine whether the Executive is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and the Executive shall fail to submit to such medical examination, the Company’s determination of the issue shall be binding on the Executive.

c)	By the Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause at any time upon notice to the Executive setting forth in reasonable detail the nature of such Cause. The following, as determined by the Board in good faith, shall constitute Cause for termination:

i.	The Executive’s gross negligence or willful misconduct in performance of his duties to the Company, where such gross negligence or willful misconduct has resulted in material damage to the Company or any of its Affiliates or successors;

ii.	The Executive’s commission of any act of fraud, embezzlement or professional dishonesty with respect to the Company or any of its Affiliates;

iii.	The Executive’s commission of a felony or crime involving moral turpitude;

iv.	The Executive’s material breach of any provision of this Agreement or any other written agreement between the Executive and the Company;

v.	The Executive’s failure to comply with lawful directives of the CEO, which has caused damage to the Company or any of its Affiliates or successors.

d)	By the Company Other than for Cause. The Company may terminate the Executive’s employment hereunder other than for Cause at any time upon written notice to the Executive.

e)

By the Executive. The Executive may terminate his employment hereunder at any time upon sixty (60) days’ notice to the Company. In the event of termination of the Executive pursuant to this Section 5(e), the Board may elect to waive the period of notice, or any portion thereof. In the event that the Board so waives some or all of the period of notice, and the Executive is not resigning his employment for the purpose of commencing employment with another employer, the Company shall pay the Executive his Base Salary for the period so waived.

6. Severance Payments and Other Matters Related to Separation from Service.

a)	Final Compensation. Following the termination of the Executive’s employment for any reason, the Company shall pay to the Executive: (i) any Base Salary earned but not paid during the final payroll period of the Executive’s employment through the date of termination, (ii) pay for any vacation time earned but not used through the date of termination, (iii) any unpaid Annual Bonus due to Executive for the calendar year prior to the year in which the termination occurs, and (iv) any business expenses incurred by the Executive but un-reimbursed on the date of termination, provided that such expenses and required substantiation and documentation are submitted within thirty (30) days of termination and that such expenses are reimbursable under Company policy (all of the foregoing, “Final Compensation”). Any Base Salary and any earned, unused vacation time shall be paid to the Executive at the time required by law, but not later than the Company’s next regular pay date following the date of termination. Any business expenses due under this Section 6(a) shall be paid within sixty (60) days following the date of termination. Other than as expressly provided in Section 6(b), the Company shall have no further obligation to the Executive hereunder.

b)	Severance. In the event the Executive’s employment terminates pursuant to Section 5(a), 5(b) or 5(d) of this Agreement, in addition to Final Compensation, the Company shall accelerate the vesting of all unvested equity previously granted to Executive by twelve (12) months and shall pay the Executive (i) a lump sum equal to the Base Salary divided by 12, then multiplied by the number of months set forth in the Severance Period (as defined below)(such payment, the “Severance Payment”), (ii) the Post-Termination Bonus (as defined below) and, if termination occurs during the twelve (12) month period following a Change in Control (such period, the “Change in Control Period”) only, (iii) an additional one-time bonus of $16,500 (the “One-Time Bonus”). Subject to Sections 6(e) and 7(a) of this Agreement (i) the Severance Payment and any One-Time Bonus shall be paid on the sixtieth (60th) day following the date of termination and (ii) the Post-Termination Bonus shall be paid at the time provided in the applicable Bonus Plan or form of annual award issued thereunder; provided, that if the termination occurs during a Change in Control Period, the Post-Termination Bonus shall be paid at the same time as the Severance Payment.

c)	Severance Period. For the purposes of this Agreement, the Severance Period shall be Nine Months (9) months; provided, that if the Executive’s Separation from Service occurs during the twelve (12) month period following a Change in Control (as defined below) Period, then the Severance Period shall be Twelve (12) months.

d)	Post-Termination Bonus. For the purposes of this Agreement, the Post-Termination Bonus shall be a pro-rata share of the Target Bonus for the year in which the termination occurs; provided, that if termination occurs during a Change in Control Period, the Post-Termination Bonus shall be equal to the Target Bonus for the year in which termination occurs.

e)	Release of Claims. Any obligation of the Company for the payment of any Severance Payment or Post-Termination Bonus is conditioned, however, on the Executive’s signing and returning to the Company a general release of claims in the form provided by the Company at the time the Executive’s employment is terminated (the “Employee Release”). The Executive must sign and return the Employee Release, if at all, by the deadline specified therein, which deadline shall in no event be later than the sixtieth (60th) calendar day following the termination date. The Employee Release shall take effect on the expiration of any revocation period specified therein, which shall be no longer than seven (7) days from the date of the Executive’s signature.

f)	Effect of Termination. Payment by the Company of Final Compensation, Severance Payment and Post-Termination Bonus, as appropriate, shall constitute the sole obligations of the Company in connection with the termination of the Executive’s employment hereunder. Except for any right of the Executive to continue medical and dental plan participation in accordance with applicable law, benefits shall terminate pursuant to the terms of the applicable benefit plans based on the date of termination of the Executive’s employment without regard to the payment of any Severance Payment or Post-Termination Bonus.

g)	Survival. Provisions of this Agreement shall survive any termination if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the obligations of the Executive under Sections 8, 9, 10 and 11 hereof. The obligation of the Company to make, and the right of the Executive to retain, any Severance Payment or Post-Termination Bonus is expressly conditioned upon the Executive’s continued full performance of obligations under Sections 8, 9, 10 and 11 hereof.

7. Timing of Payments and Section 409A.

a)	Notwithstanding anything to the contrary in this Agreement, if at the time of the Executive’s termination of employment, the Executive is a Specified employee, any and all amounts payable under Section 6 on account of such Separation from Service that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period.

b)	For purposes of this Agreement, “Separation from Service” shall be determined in a manner consistent with subsection (a)(2)(A)(i) of Section

409A, and the term “Specified Employee” shall mean an individual determined by the Company to be a specified employee as defined in subsection (a)(2)(B)(i) of Section 409A.

c)	Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

d)	The Executive’s right to reimbursement for business expenses hereunder shall be subject to the following additional rules: (i) the amount of expenses eligible for reimbursement during any calendar year shall not affect the expenses eligible for reimbursement in any other taxable year, (ii) reimbursement shall be made not later than December 31 of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement is not subject to liquidation or exchange for any other benefit.

e)	In no event shall the Company have any liability relating to any payment or benefit under this Agreement failing to comply with, or be exempt from, the requirements of Section 409A.

8. Confidential Information.

a)	The Executive acknowledges that the Company and its Affiliates continually develop Confidential Information, that the Executive may develop Confidential Information for the Company or its Affiliates and that the Executive may learn of Confidential Information during the course of employment. The Executive will comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information and shall not disclose to any Person or use, other than as required by applicable law or for the proper performance of his duties and responsibilities to the Company and its Affiliates, any Confidential Information obtained by the Executive incident to his employment or other association with the Company or any of its Affiliates. The Executive understands that this restriction shall continue to apply after his employment terminates, regardless of the reason for such termination. The confidentiality obligation under this Section 8 shall not apply to information which is generally known or readily available to the public at the time of disclosure or becomes generally known through no wrongful act on the part of the Executive or any other Person having an obligation of confidentiality to the Company or any of its Affiliates.

b)

All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or its Affiliates and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company and its Affiliates. The Executive shall safeguard all Documents and shall surrender to the Company at the time his employment terminates, or at such earlier time or times as the Board or its designee may specify, all Documents then in the Executive’s possession or control.

9. Assignment of Rights to Intellectual Property. The Executive shall promptly and fully disclose all Intellectual Property to the Company. The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) the Executive’s full right, title and interest in and to all Intellectual Property. The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. The Executive will not charge the Company for time spent in complying with these obligations. All copyrightable works that the Executive creates shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company.

10. Restricted Activities. The Executive agrees that the following restrictions on his activities during and after his employment are necessary to protect the good will, Confidential Information, trade secrets and other legitimate interests of the Company and its Affiliates:

a)	During the Term, the Executive will not undertake any outside activity, whether or not competitive with the business of the Company or its Affiliates, that could reasonably give rise to a conflict of interest or otherwise interfere with his duties and obligations to the Company or any of its Affiliates.

b)

During the Term and for twenty-four (24) months after his employment terminates (the “Restricted Period”), the Executive shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Company or any of its Affiliates within any geographic area in which the Company or any of its Affiliates does business or undertake any planning for any business competitive with the Company or any of its Affiliates. Specifically, but without limiting the foregoing, the Executive agrees not to engage in any manner in any activity that is directly or indirectly competitive or potentially competitive with the business of the Company or any of its Affiliates as conducted or under consideration at any time during the Executive’s employment and further agrees not to work or provide services, in any capacity, whether as an employee, independent contractor or otherwise, whether with or without compensation, to any Person who is engaged in any business that is competitive with the business of the Company or any of its Affiliates for which the Executive has provided services, as conducted or in planning during his employment. For the purposes of this Section 10, the business of the Company and its Affiliates shall include all Products and the Executive’s undertaking shall encompass all items, products and services that may be used in substitution for Products. The foregoing, however, shall not prevent the

Executive’s passive ownership of two percent (2%) or less of the equity securities of any publicly traded company.

c)	During the Restricted Period, the Executive will not directly or indirectly (a) solicit or encourage any customer of the Company or any of its Affiliates to terminate or diminish its relationship with them; or (b) seek to persuade any such customer or prospective customer of the Company or any of its Affiliates to conduct with anyone else any business or activity which such customer or prospective customer conducts or could conduct with the Company or any of its Affiliates; provided that these restrictions shall apply (y) only with respect to those Persons who are or have been a customer of the Company or any of its Affiliates at any time within the immediately preceding one year period or whose business has been solicited on behalf of the Company or any of the Affiliates by any of their officers, employees or agents within said one year period, other than by form letter, blanket mailing or published advertisement, and (z) only if the Executive has performed work for such Person during his employment with the Company or one of its Affiliates or been introduced to, or otherwise had contact with, such Person as a result of his employment or other associations with the Company or one of its Affiliates or has had access to Confidential Information which would assist in the Executive’s solicitation of such Person.

d)	During the Restricted Period, the Executive will not, and will not assist any other Person to, (a) hire or solicit for hiring any employee of the Company or any of its Affiliates or seek to persuade any employee of the Company or any of its Affiliates to discontinue employment or (b) solicit or encourage any independent contractor providing services to the Company or any of its Affiliates to terminate or diminish its relationship with them. For the purposes of this Agreement, an “employee” of the Company or any of its Affiliates is any person who was such at any time within the preceding two years.

11. Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or similar covenants or any court order or other legal obligation that would affect the performance of his obligations hereunder. The Executive will not disclose to or use on behalf of the Company any proprietary information of a third party without such party’s consent.

12. Indemnification. The Company shall indemnify the Executive to the extent provided in its then current Articles or By-Laws. The Executive agrees to promptly notify the Company of any actual or threatened claim arising out of or as a result of his employment with the Company.

13. Definitions. Words or phrases that are initially capitalized or are within quotation marks shall have the meanings provided in this Section and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:

a)	“Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, contract or equity interest.

b)	“Change in Control” means (1) a sale of all or substantially all of the Company’s assets, or (2) any merger, consolidation or other business combination transaction of the Company with or into another corporation, entity or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of the Company (or the surviving entity) outstanding immediately after such transaction, or (3) the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of the Company. Notwithstanding the foregoing, a Change of Control shall not be deemed to occur (A) on account of the acquisition of shares of voting capital stock by any institutional investor or any affiliate thereof or any other person, or persons acting as a group, that acquires the Company’s shares of voting capital stock in a transaction or series of related transactions that are primarily a private financing transaction for the Company or (B) solely because the level of ownership held by any institutional investor or any affiliate thereof or any other person, or persons acting as a group (the “Subject Person”), exceeds the designated percentage threshold of the outstanding shares of voting capital stock as a result of a repurchase or other acquisition of shares of voting capital stock by the Company reducing the number of shares outstanding, provided that if a Change of Control would occur (but for the operating of this sentence) as a result of the acquisition of shares of voting capital stock by the Company, and after such share acquisition, the Subject Person becomes the owner of any additional shares of voting capital stock that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding shares of voting capital stock owned by such Subject Person over the designated percentage threshold, then a Change of Control shall be deemed to occur.

c)

“Confidential Information” means any and all information of the Company and its Affiliates that is not generally known by those with whom the Company or any of its Affiliates competes or does business, or with whom the Company or any of its Affiliates plans to compete or do business and any and all information, publicly known in whole or in part or not, which, if disclosed by the Company or any of its Affiliates would assist in competition against them. Confidential Information includes without limitation such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company and its Affiliates, (ii) the Products, (iii) the costs, sources of supply, financial performance and strategic plans of the Company and its Affiliates, (iv) the identity and special needs of the customers of the Company and its Affiliates and (v) the people and organizations with whom the Company and its Affiliates have business relationships and the nature and substance of those relationships. Confidential Information also includes any information that the Company or any of its Affiliates has received, or may receive hereafter, belonging to customers or others with any understanding, express or implied, that the information would not be disclosed.

d)	“Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) during the Executive’s employment that relate to either the Products or any prospective activity of the Company or any of its Affiliates or that make use of Confidential Information or any of the equipment or facilities of the Company or any of its Affiliates.

e)	“Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

f)	“Products” mean all products that the Company is developing, testing, manufacturing, licensing, leasing or otherwise distributing or is planning (during the time of the Executive’s employment with the Company) to develop, test, manufacture, license, lease or distribute at the time of termination, during the Executive’s employment.

14. Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

15. Assignment.

a)

Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Executive is transferred to a position with any of the Affiliates or in the event that the Company shall hereafter effect a reorganization, consolidate with, or merge into, any Person or transfer all or substantially all of its properties or assets to any Person. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

b)	The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid.

16. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

17. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

18. Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the Chair of the Board, or to such other address as either party may specify by notice to the other actually received.

19. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment.

20. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Company.

21. Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

22. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

23. Governing Law. This is a Massachusetts contract and shall be construed and enforced under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws principles thereof.

[Signature page follows immediately.]

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE EXECUTIVE:		THE COMPANY

/s/ Carsten Boess		By:	/s/ Sanj K. Patel

Title:	Senior Vice President and Chief Financial Officer		President and Chief Executive Officer